EXHIBIT 10(d)

THE EMPIRE DISTRICT ELECTRIC COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN

AS AMENDED AND RESTATED
EFFECTIVE JANUARY 1, 2001

THE EMPIRE DISTRICT ELECTRIC COMPANY
CHANGE IN CONTROL SEVERANCE PAY PLAN

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SECTION 1.  PURPOSE

The purpose of The Empire District Electric Company Change in Control Severance Pay Plan is to encourage Employees to make and continue careers with The Empire District Electric Company by providing eligible Employees with certain severance pay benefits upon such Employees’ Involuntary Termination or Voluntary Termination of employment following a Change in Control, as set forth herein and as evidenced by Agreements between the Company and such Employees.  Subject to the next sentence, this amended and restated plan shall not apply to any Employee who entered into an Agreement prior to September 3, 1999 unless the Company and the Employee agree in writing to its application; if the Company and the Employee do not so agree, the terms of the plan as in effect prior to September 3, 1999 shall continue to apply in the case of such Employee.  If an Employee entered into an Agreement prior to September 3, 1999, his employment terminated for any reason, and he is later rehired on or after September 3, 1999, his prior Agreement shall not apply to his service following such rehire and, if he is again designated to participate in the Plan, his participation in the Plan thereafter shall be governed by the terms of the Plan as in effect on the date on which he is so designated.

SECTION 2.  DEFINITIONS

When used herein the following terms shall have the following meanings:

2.1           “Agreement” means an Agreement entered into between the Company and an Employee to provide severance pay and other benefits hereunder.

2.2           “Board of Directors” means the Board of Directors of The Empire District Electric Company.

2.3           “Change in Control’ shall be deemed to have occurred if:

(a)  a merger or consolidation of the Company with any other corporation is consummated, other than a merger or consolidation which would result in the Voting Securities of the Company held by such shareholders outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by converting into Voting Securities of the surviving entity) more than 75 percent of the Company or such surviving entity outstanding immediately after such merger or consolidation;

(b)  a sale, exchange or other disposition of all or substantially all the assets of the Company for the securities of another entity, cash or other property is consummated;

(c)  the shareholders of the Company approve a plan of liquidation or dissolution of the Company;

(d)  any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or other than a corporation owned directly or indirectly by the shareholders of the Company in substantially the same proportions as their ownership of Voting Securities of the Company, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of Voting Securities of the Company representing at least 25 percent of the total voting power represented by the Voting Securities of the Company then outstanding; or

(e)  individuals who on January 1, 2001 constitute the Board of Directors of the Company and any new director whose election by the Board of Directors of the Company or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors on January 1, 2001 or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof.

2.4           “Committee” means the Committee provided for in Section 5.

2.5           “Company” means The Empire District Electric Company and its successors and assigns.

2.6           “Employee” means any key employee of the Company or a subsidiary who is designated by the Board of Directors of the Company to participate in the Plan.

2.7           “Involuntary Termination” shall mean any termination of an Employee’s employment by the Company, or by one of its Subsidiaries, within two years after a Change in Control; provided, however, such term shall not include a termination by the Company or any of its Subsidiaries, for (i) serious, willful misconduct in respect of the Employee’s obligations to the Company or its Subsidiaries, which has caused demonstrable and serious injury to the Company or any of its Subsidiaries, monetary or otherwise, as evidenced by a determination in a binding and final judgment, order or decree of a court or administrative agency of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal, in an action, suit or proceeding, whether civil, criminal, administrative or investigative; (ii) conviction of a felony, which has caused demonstrable and serious injury to the Company or any of its Subsidiaries, monetary or otherwise, as evidenced by binding and final judgment, order, or decree of a court of competent jurisdiction, in effect after exhaustion or lapse of all rights of appeal; or (iii) willful and continual failure of the Employee to substantially perform his duties for the Company or any of its Subsidiaries (other than resulting from the Employee’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Employee specifying the manner in which the Employee has failed to substantially perform.

In addition to a termination of employment as described above, an Involuntary Termination of an Employee shall be deemed to have occurred if the Employee terminates employment within two years after a Change in Control and within 180 days after the occurrence of any of the following: (i) a material reduction or material adverse change in, or a material change which is inconsistent with, an Employee’s responsibilities, duties, authority, power, functions, title, working conditions or status from those in effect immediately prior to the Change in Control; or (ii) a reassignment to another geographic location more than 50 miles from the Employee’s place of employment immediately prior to the Change in Control; or (iii) a reduction in base salary or incentive compensation, if any, from those in effect immediately prior to the Change in Control; or (iv) a material reduction in any other benefits (including, without limitation, pension and welfare benefits and benefits under any employee stock purchase plan) from those in effect prior to the Change in Control other than a reduction which applies generally to all other similarly situated employees.  For purposes of the preceding sentence, a reduction in incentive compensation will be deemed to have occurred if and only if either (i) the percentage of salary awarded to the Employee as incentive compensation in the form of cash or restricted stock (whether or not vested) under the Company’s Management Incentive Plan (or any successor plan) or as cash merit awards under any other incentive compensation plan, program or arrangement of the Company or any of its Subsidiaries for any calendar year is less than the average percentage of salary so awarded for the three calendar years immediately preceding the calendar year in which the Change in Control occurs, or (ii) the rate of vesting of any such restricted stock awards is less rapid than the average rate of vesting for such awards made for the three calendar years immediately preceding the calendar year in which the Change in Control occurs.  In making the calculations required by the preceding sentence, (i) cash awards shall be valued at the actual dollar amount of the cash payment made to the Employee and shall be allocated to the calendar year in which the payment is actually made (rather than the calendar year for which the payment is made), and (ii) restricted stock shall be valued at the value of the stock on the date the restricted stock is granted (as it were fully vested on that date) and shall be allocated to the calendar year in which the restricted stock is granted (rather than the calendar year in which the restricted stock would vest).

2.8           “Plan” means The Empire District Electric Company Change in Control Severance Pay Plan as set forth herein and amended from time to time.

2.9           “Subsidiary” means a “subsidiary corporation” as defined in Section 424(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

2.10         “Voluntary Termination” means any termination of an Employee’s employment, at the election of such Employee (other than a termination constituting an Involuntary Termination), provided such termination occurs during the period commencing on the first anniversary of the date of the Change in Control and ending on the last day of the calendar month in which falls the date which is eighteen months after the date of such Change in Control.

2.11         “Voting Securities” means any securities of the Company which vote generally in the election of directors.

SECTION 3.  BENEFITS

3.1           In the event of the Involuntary Termination of any Employee who is a senior officer on the date on which the applicable Agreement is entered into (or amended), the Company shall pay such officer an amount equal to 36 months of Compensation.  For purposes of this Section 3.1, an Employee’s Compensation shall be one-twelfth of the sum of (i) the Employee’s annual base salary as in effect immediately prior to the date of Involuntary Termination (or, if greater, immediately prior to the date of the Change in Control) plus (ii) the average of the annual awards of incentive compensation made to the Employee in the form of cash or restricted stock (whether or not vested) under the Company’s Management Incentive Plan (or any successor plan) or as cash merit awards under any other incentive compensations plan, program or arrangement of the Company or any of its Subsidiaries in the three calendar years (or, if less, his entire period of service) immediately preceding the calendar year in which occurs his Involuntary Termination.  In determining the average referred to in (ii) of the preceding sentence, (i) cash awards shall be valued at the actual dollar amount of the cash payment made to the Employee and shall be allocated to the calendar year in which the payment is actually made (rather than the calendar year for which the payment is made), and (ii) restricted stock shall be valued at the value of the stock on the date the restricted stock is granted (as if it were fully vested on that date) and shall be allocated to the calendar year in which the restricted stock is granted (rather than the calendar year in which the restricted stock would vest).  In the case of an Employee entitled to the benefit described in this Section 3.1, the “Incremental Period” for purposes of this Plan shall be 36 months.

3.2           In the event of the Involuntary Termination of any Employee who is not a senior officer on the date on which the applicable Agreement is entered into (or amended), the Company shall pay such Employee an amount equal to the product of such Employee’s weekly base salary as in effect immediately prior to the date of Involuntary Termination (or if greater, immediately prior to the date of the Change in Control), multiplied by the greater of (i) 17 weeks or (ii) a number of weeks equal to two times the Employee’s number of full years of employment by the Company or a Subsidiary.  In the case of an Employee entitled to the benefit described in this Section 3.2, the “Incremental Period’ for purposes of this Plan shall be the number of weeks corresponding to the multiple applicable to such Employee pursuant to this Section 3.2.

3.3           Any payments pursuant to Sections 3.1 or 3.2 of this Plan shall be paid to the Employee in a lump sum within thirty (30) days following his Involuntary Termination; provided, however, that such payment shall be reduced by the amount paid to the Employee pursuant to any other severance pay policy of the Company and its Subsidiaries.

3.4           In the event of a Voluntary Termination by an Employee, he shall be entitled to receive the amount otherwise determined pursuant to Section 3.1 or 3.2 hereof, as the case may be, and Section 3.3 hereof; provided, however, that such payments will not be made in a lump sum but rather will be paid in equal monthly installments for the period corresponding to the applicable multiple used in calculating the amount of the payment and commencing on the first day of the month following the date of such Voluntary Termination, and provided, further, that such payments will cease (even though the Employee has not received the full amount determined pursuant to Section 3.1 or 3.2 hereof) in the event the Employee becomes otherwise employed, including self-employment in a trade or business in which personal services of the Employee are a material income-producing factor.  In the case of an Employee entitled to the payments described in this Section 3.4, the “Incremental Period’ for purposes of this Plan shall be the period during which payments are actually made pursuant to this Section 3.4.

3.5           In the event that the employment of an Employee who is a senior officer on the date on which the applicable Agreement is entered into (or amended) terminates pursuant to Section 3.1 or 3.4 hereof, and such Employee subsequently begins to receive retirement benefits under The Empire District Electric Company Employees’ Retirement Plan (or any successor plan) (the “Retirement Plan”), the Company shall also commence payment to such Employee at the same time of a monthly amount equal to the difference between (i) the monthly retirement benefits the Employee would have been entitled to receive under the terms of the Retirement Plan and The Empire District Electric Company Supplemental Executive Retirement Plan (or any successor plan) (the “Supplemental Plan”), as in effect on the day on which his employment terminates, if the Employee had accumulated additional service equal to the “Incremental Period” applicable to such Employee, received earnings during such Incremental Period at the rate in effect during the year in which his employment terminates or, if greater, at the rate in effect immediately prior to the date of the Change in Control (calculated on an annualized basis), and had attained the age such Employee would have attained as of the last day of the “Incremental Period” and (ii) the retirement benefits he is then receiving under the Retirement Plan and Supplemental Plan.  The benefits payable pursuant to this Section 3.5 shall include all ancillary benefits under the Retirement Plan and Supplemental Plan (such as early retirement and surviving spouse death benefits and benefits available at retirement), and shall be paid in the same form and to the same person as the benefits payable under the Retirement Plan.

3.6           During the Incremental Period applicable to an Employee under Sections 3.1, 3.2 or 3.4 of this Plan or until coverage is available under a new employer’s plan providing coverage of the same type, if earlier, the Employee shall continue to be entitled to all benefits and service credit for benefits under medical, dental, life and accident insurance plans, programs and arrangements of the Company or its Subsidiaries as if he had continued in the employment of the Company or a Subsidiary as a regular full-time employee for purposes of such medical, dental, life and accident insurance plans, programs and arrangements (including meeting any age and service requirements for post retirement benefits if the Employee would have met such requirements if he had remained in employment with the Company for such period).  Such coverage shall be no less in scope than that provided to the covered Employee (and covered family members) under the applicable plan, program or arrangement at the time of Change in Control.  The Employee shall be required to share the cost of any such coverage with the Company during the Incremental Period by continuing to pay the same percentage of the cost of such coverage that the Employee was required to pay at the time of Change in Control.

3.7           If, by reason of the requirements for tax qualification or any other reason, benefits or service credits under any medical, dental, life or accident insurance plan, program or arrangement shall not be payable or provided under any such plan, program or arrangement to the Employee or his dependents, beneficiaries or estate despite the provisions of Section 3.6 above, the Company itself shall, to the extent necessary, pay or provide for payment of such benefits and service credit for such benefits to the Employee or his dependents, beneficiaries or estate.

3.8           If any payment or benefit received by or in respect of an Employee who is a senior officer on the date on which the applicable Agreement is entered into (or amended) which is provided under this Plan or any other plan, arrangement or agreement with the Company or any of its Subsidiaries (determined without regard to any additional payments required under this Section 3.8 and Appendix A) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any similar tax that may hereafter be imposed) or any interest or penalties are incurred by such Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), the Company shall pay to the Employee with respect to such Payment at the time specified in Appendix A an additional amount (the “Gross-up Payment”) such that the net amount retained by the Employee from the Payment and the Gross-up Payment, after reduction for any Excise Tax upon the Payment and any Federal, state and local income and employment tax and Excise Tax upon the Gross-up Payment, shall be equal to the Payment.  The calculation and payment of the Gross-up Payment shall be subject to the provisions of Appendix A. The Gross-up Payment shall be made from the general assets of the Company.

SECTION 4.  PAYMENTS

4.1           All payments pursuant to Sections 3.1 through 3.5 hereof shall be made from the general assets of the Company; provided, however, that such payments shall be reduced by the amount of any payments made to an Employee from any trust or special or separate fund established by the Company to assure such payments.  The Company shall not be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, Employees shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments.  Nothing contained in this Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind between the Company and any Employees.  To the extent that any Employee acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

4.2           If the payment of any severance pay or other benefits hereunder to an Employee who is not a senior officer on the date on which the applicable Agreement is entered into (or amended), either alone or together with other payments which such Employee has a right to receive from the Company and its Subsidiaries, would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments to such Employee required by this Plan shall be reduced to the largest amount as will result in no portion of the payment being subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code; but only if, by reason of such reduction, such Employee’s “net after tax benefit” would exceed the “net after tax benefit” if such reduction were not made.  For purposes of this Section 4.2, “net after tax benefit” shall mean (i) the total of all payments and benefits which an Employee receives or is entitled to receive from the Company or a Subsidiary that would constitute a “parachute payment” within the meaning of Section 280G of the Code, less (ii) the amount of federal income taxes payable with respect to such payments calculated at the maximum marginal tax income rate for each year in which such payments shall be made (based on the rate as set forth in the Code as in effect at the time of the first payment), less (iii) the amount of the Excise Tax imposed with respect to such payments and benefits.  If such a reduction is required, the determination of how that reduction is to be accomplished shall be made by the Company, in a manner which the Company believes in good faith to be in the best interest of the Employee.

4.3           The Company may deduct from any payments hereunder any Federal, state or local withholding or other taxes or charges which are required to be deducted under applicable laws.

SECTION 5.  ADMINISTRATION OF THE PLAN

5.1           The Compensation Committee of the Board of Directors (the “Committee”) shall have general responsibility for the administration and interpretation of the Plan.

5.2           The Committee may arrange for the engagement of such legal counsel, who may be counsel for the Company, and make use of such agents and clerical or other personnel as it shall require or may deem advisable for purposes of the Plan.  The Committee may rely upon the written opinions of such counsel, and may delegate to any agent or to any sub-committee or member of the Committee its authority to perform any act, including without limitation those matters involving the exercise of discretion; provided, however, that such delegation shall be subject to revocation at any time at the discretion of the Committee.

5.3           If any claim for benefits under the Plan is wholly or partially denied, the Committee shall give written notice by registered or certified mail of such denial to the claimant within 90 days after receipt of the written claim by the Committee.  Notice must be written in a manner calculated to be understood by the claimant, setting forth the specific reasons for such denial, specific reference to pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and an explanation of the Plan’s claim review procedure.  The Committee shall also advise the claimant that he or his duly authorized representative may request a review by the Committee of the decision to deny the claim by filing with the Committee, within 65 days after such notice has been received by the claimant, a written request for such review.  The claimant may review pertinent documents and submit issues and comments in writing within the same 65-day period.  If such request is so filed, such review shall be made by the Board within 60 days after receipt of such request, unless special circumstances (including, but not limited to, a need to hold a hearing) require an extension of time for processing, in which case a decision shall be rendered not later than 120 days after receipt of the request for review.  The claimant shall be given written notice within such 60-day (or 120-day) period of the decision resulting from such review, which shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, and specific references to the pertinent Plan provisions on which the decision was based.

SECTION 6.  LITIGATION EXPENSES

In the event of any litigation or other proceeding between the Company and the Employee with respect to the subject matter of this Plan and the enforcement of his rights hereunder, the Company shall reimburse the Employee for all of his reasonable costs and expenses relating to such litigation or other proceeding, including his reasonable attorney’s fees and expenses.  In no event shall the Employee be required to reimburse the Company for any of the costs and expenses relating to such litigation or other proceeding.  The obligation of the Company under this section shall survive the termination for any reason of this Plan.

SECTION 7.  AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

The Board of Directors shall have the power at any time and from time to time to amend, suspend or terminate the Plan in whole or in part at any time and for any reason, provided, however, that any such amendment, suspension or termination may not adversely affect in any way the rights of any Employee under any Agreement entered into prior to such amendment, suspension or termination, without his consent.

SECTION 8.  MISCELLANEOUS

8.1           Nothing contained in the Plan shall give any Employee the right to be retained in the employment of the Company or any of its affiliated or associated corporations or affect the right of any such employer to dismiss any Employee.

8.2           If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident, or is a minor, or has died, then any payment due him or her or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so elects, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment.  Any such payment shall be a complete discharge of the liability of the Plan therefor.

8.3           Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge or encumbrance of any kind or in any manner be subject to the debts or liabilities of any person and any attempt so to alienate or subject any such amount, whether at the time or thereafter payable, shall be void.  If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of his or her bankruptcy or other occurrence at any time such amount would be made subject to his debts or liabilities or would otherwise not be enjoyed by him or her, then the Committee, if it so elects, may direct that such amount be withheld and that the same amount or any part thereof be paid or applied to or for the benefit of such person, in such manner and proportion as the Committee may deem proper.

8.4           The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company, by express written agreement, to assume this Plan and any Agreements between the Company and Employees pursuant to this Plan.  Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall entitle Employees to such compensation from the Company in the same amount and on the same terms to which they would be entitled hereunder if they incurred an Involuntary Termination pursuant to Section 3 hereof, effective as of the date of such succession.

8.5           The captions preceding the sections of the Plan have been inserted solely as a matter of convenience and do not in any way define or limit the scope or intent of any provisions of the Plan.

8.6           The Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Missouri.

APPENDIX A

Gross-up Payments

The following provisions shall be applicable with respect to the Gross-up Payments described in Section 3.8:

a.  For purposes of determining whether any of the Payments will be subject to the Excise Tax and the amount of such Excise Tax, (a) all of the Payments received or to be received shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of tax counsel selected by the Company, the Payments (in whole or in part) do not constitute parachute payments, including by reason of Section 280G(b)(4)(A) of the Code, or excess parachute payments (as determined after application of Section 280G(b)(4)(B) of the Code), and (b) the value of any non-cash benefits or any deferred payment or benefit shall be determined by independent auditors selected by the Company in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross-up Payment the Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation to which such payment could be subject based upon the state and locality of the Employee’s residence or employment, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.  In addition, for purposes of determining the amount of the Gross-up Payment, the Company shall make a determination of the amount of employment taxes required to be paid on the Gross-up Payment.  In the event that the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, the Employee shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and Federal and state and local income and employment tax imposed on the portion of the Gross-up Payment being repaid by the Employee if such repayment results in a reduction in Excise Tax and/or a Federal and state and local income or employment tax deduction), plus interest on the amount of such repayment at the Federal short-term rate as defined in Section 1274(d)(1)(C)(i) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payments the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional gross-up payment in respect of such excess (plus any interest, penalties or additions payable with respect to such excess) at the time that the amount of such excess is finally determined.  Notwithstanding the foregoing, the Company shall withhold from any payment due to the Employee the amount required by law to be so withheld under Federal, state or local wage and employment tax withholding requirements or otherwise (including without limitation Section

4999 of the Code), and shall pay over to the appropriate government authorities the amount so withheld.

b.  The Gross-up Payment with respect to a Payment shall be paid not later than the thirtieth day following the date of the Payment; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to the Employee on such date an estimate, as determined in good faith by the Company, of the amount of such payments and shall pay the remainder of such payments (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code) as soon as the amount thereof can be determined.  In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Employee, payable on the fifth day after demand by the Company (together with interest at the Federal short-term rate provided in Section 1274(d)(1)(C)(i) of the Code).  At the time that payments are made under Section 3.8 and this Appendix A, the Company shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations, including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).